Exhibit 99.1

NEWS RELEASE
30

CONTACTS
Media	Investor Relations
Mike Martin – 585-218-3669	Bob Czudak – 585-218-3668
Kevin Harwood – 585-218-3666

Constellation Brands Sets Net Sales Record for Q2 Fiscal 2007,
Results in Line with Expectations

•	Net sales up 19% to $1.4 billion; branded business net sales up 20%
•	Wines segment operating margin improves 100 basis points
•	Reported diluted EPS $0.28 compared to $0.34 for the prior year
•	Comparable basis diluted EPS up 5% to $0.43
•	Company updates fiscal year 2007 EPS guidance

          FAIRPORT, N.Y., Oct. 5, 2006 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported record second quarter net sales of $1.4 billion for the quarter ended Aug. 31, 2006 (“second quarter 2007”), up 19 percent over prior year, primarily due to the June 5, 2006, acquisition of Vincor International Inc. (“Vincor”), and from growth in the base business.  Branded business net sales grew 20 percent.  The increase was due to the addition of Vincor and seven percent growth for branded business organic net sales on a constant currency basis.

          “Consistent performance over time is an important measure of our market strength.  For the quarter, our branded businesses performed very well and they were complemented by the Vincor portfolio, which delivered solid results in its first three months as part of the Constellation family,” said Richard Sands, Constellation Brands chairman and chief executive officer.  “I’m pleased that we met our expectations for the quarter, and I am optimistic about our potential to continue harvesting additional value from overall growth in our branded businesses, acquisition of Vincor and recent wine business restructurings.”

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Second Quarter 2007 Financial Highlights*
(in millions, except per share data)

	Reported	Change		Comparable	Change

Operating income	$181	+4%		$237	+21%
Operating margin	12.8%	-180	bps	16.7%	+20	bps
Net income	$68	-17%		$105	+7%
Diluted EPS	$0.28	-18%		$0.43	+5%

Second Quarter 2007 Net Sales Highlights*
(in millions)

	Reported			Organic

	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change

Consolidated	$1,418	19%	18%	$1,289	8%	7%
Branded Business	$1,142	20%	20%	$1,021	8%	7%
Branded Wine	$717	29%	28%	$595	7%	6%
Imported Beers	$342	9%	9%	$342	9%	9%
Spirits	$84	8%	8%	$84	8%	8%
Wholesale/other	$276	13%	9%	$268	10%	6%

*	Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.

Net Sales Commentary

          Growth of branded wine for North America (primarily in the U.S.) drove an overall six percent increase in branded wine organic net sales on a constant currency basis. The acquisition of Vincor complemented this growth to drive a 28 percent increase for branded wine on a constant currency basis.

          “For the second quarter we had solid growth from our branded wine business in the U.S., Australia, New Zealand, and from Canada with the addition of Vincor,” explained Sands, who added, “The integration of Vincor into Constellation Brands’ operations is progressing as planned.  We continue to be encouraged by consumers in core markets such as the U.S. and Canada who continue to migrate toward more premium wine brands and Vincor’s portfolio has given us additional breadth in the category.”

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          Net sales of branded wine for North America increased 34 percent due to the Vincor acquisition and nine percent growth in the base business.  Branded wine net sales for Australia/New Zealand increased 15 percent (17 percent on a constant currency basis) due to Vincor and a six percent increase in the base business (eight percent on a constant currency basis).  Net sales of branded wine for Europe increased 21 percent (17 percent on a constant currency basis) due to Vincor and a flat base business (negative four percent on a constant currency basis).    Constellation continues to leverage its leadership position in the U.K. to maintain market share in this intensely competitive market.

          Organic net sales for wholesale and other increased six percent on a constant currency basis, primarily from growth in the company’s U.K. wholesale business.

          The nine percent increase in imported beers net sales was primarily due to volume growth for Constellation’s portfolio, which includes Corona and other Grupo Modelo brands, as well as St. Pauli Girl and Tsingtao, and reflected strong consumer demand throughout the summer season.

          “Constellation’s imported beer business delivered strong second quarter growth while managing lower than usual inventory levels of Corona and Corona Light due to a tight supply of bottles for these products,” stated Sands.  “The supply of bottles for these products is expected to improve during the second half of fiscal 2007.  As announced on July 17, 2006, Constellation Brands and Grupo Modelo entered into an agreement to form a joint venture that will import and market beer in the United States and Guam.  Named Crown Imports LLC, the joint venture is expected to become operational on Jan. 2, 2007.  Crown Imports LLC will consolidate U.S. importation and marketing for Grupo Modelo brands for the first time, which offers exciting potential growth opportunities for the beer portfolio.”

          Total spirits net sales increased eight percent for the second quarter.  Investments behind the company’s premium spirits brands contributed to an eight percent increase in branded spirits, while contract production services increased 10 percent.

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          “Our spirits business had a very strong quarter as we continue to build our premium spirits brand portfolio and focus on meeting consumer demand for innovative brands and flavor variety in the spirits category,” said Sands.

Operating Income, Net Income, Diluted EPS Commentary

          For the second quarter 2007, operating income increased primarily due to the acquisition of Vincor, as well as growth in the base business. The company incurred $4.1 million of stock-based compensation expense (“stock compensation expense”) for the second quarter related to the company’s March 1, 2006, adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”).  The recognition of stock compensation expense reduced operating income growth by approximately two percentage points.  For the quarter, the company also recorded approximately $1.5 million of expenses, primarily corporate transaction-related costs associated with the formation of the Crown Imports LLC joint venture.

          Wines segment operating margin increased 100 basis points.  This is due primarily to a strong increase in operating margin in the U.S. base business.  In addition, synergies and mix from the Vincor acquisition added to operating margin improvements but were mostly offset by competitive market conditions in the U.K. that did not allow us to pass on the increase in U.K. duty costs, and the impact of stock compensation expense recognition.  Beers and spirits segment operating margin declined 90 basis points for the quarter, primarily due to increased material costs for spirits, higher spending behind premium spirits and stock compensation expense recognition.

          The company recorded $21.7 million of restructuring and related charges for strategic business realignment activities for the second quarter 2007, compared to $2.2 million for the same period last year. On June 5, 2006, Constellation entered into a new $3.5 billion credit agreement, proceeds of which were primarily used to fund the acquisition of Vincor, pay certain Vincor indebtedness, and repay the outstanding balance on the company’s prior credit agreement.  The company recorded $11.8 million of expense for the write-off of bank fees related to the repayment of the prior agreement.  Interest expense increased 55 percent to $72.5 million for the second quarter 2007, primarily due to the financing of the Vincor acquisition and higher average interest rates.

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          The reported effective tax rate for second quarter 2007 was 38.7 percent compared with 35.1 percent for second quarter 2006.  The comparable basis effective tax rate was 36.9 percent for second quarter 2007 versus 35.0 percent for the prior year period.

Stock Repurchases

          During the second quarter 2007, the company purchased 3.24 million shares of its class A common stock at an aggregate cost of $82 million, or at an average cost of $25.28 per share under its $100 million share repurchase program.

Summary

          “We are on track to deliver solid earnings growth for the year on a comparable basis while taking into account year-over-year challenges for increased U.K. duty, stock compensation expense, as well as higher interest and taxes,” said Sands.  “We will continue to build upon our leadership position in beverage alcohol and complement our organic growth with strategic acquisitions while maintaining our focus on value creation and improving return on invested capital.”

Outlook

          Last quarter the company indicated that it was evaluating its practice of providing quarterly EPS guidance.  As a result of this review, and effective with this news release, Constellation will only provide annual guidance, which is consistent with the way the company manages and analyzes its business for long-term growth.

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          The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2007 compared to fiscal year 2006 actual results both on a reported basis and a comparable basis.  For comparison purposes, the table also provides actual comparable basis diluted earnings per share, including pro forma stock compensation expense, as though the company had adopted SFAS 123(R) for the period presented.

          Due to continued intense competition in the U.K. market, the company has revised its fiscal 2007 comparable basis diluted EPS outlook to $1.72 to $1.76 from the company’s previous estimate of $1.72 to $1.80.

          With respect to the table, reconciliations of reported information to comparable information and to comparable information, including pro forma stock compensation expense, are included in this news release.

Constellation Brands Fiscal Year 2007
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis		Comparable Basis, Including Pro Forma Stock Compensation Expense

	FY07 Estimate	FY06 Actual	FY07 Estimate	FY06 Actual	FY06 Actual

Fiscal Year Ending Feb. 28	$1.36 - $1.40	$1.36	$1.72 - $1.76	$1.59	$1.44

Full-year fiscal 2007 guidance includes the following assumptions:

•	Net sales growth: low teens
•	Interest expense: $255 - $265 million
•	Stock compensation expense: approximately $15 million
•

Tax rate: approximately 39.2 percent on a reported basis, which includes a provision of 2.3 percent primarily related to the sale of Strathmore water and the Fiscal 2007 Wine Plan, or 36.9 percent on a comparable basis

•	Weighted average diluted shares outstanding: approximately 241 million
•	Free cash flow: $155 - $175 million

Conference Call

          A conference call to discuss second quarter 2007 results and outlook for fiscal 2007 will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, Oct. 5, 2006 at 10:00 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

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Explanations

          Reported basis (“reported”) operating income, net income and diluted earnings per share are as reported under generally accepted accounting principles.  Operating income, net income and diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring and related charges and unusual items.  The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

          The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, free cash flow and comparable basis diluted earnings per share, including pro forma stock compensation expense.

          Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

          Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao.  For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

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Forward Looking Statements

          The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

          During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook and elsewhere in this news release (collectively, the “Projections”).  Prior to the start of the company’s quiet period, which will begin at the close of business on Nov. 16, 2006, the public can continue to rely on the Projections as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

          Commencing at the close of business on Nov. 16, 2006, Constellation will observe a “quiet period” during which the Projections should not be considered to constitute the company’s expectations.  During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

          The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fiscal 2007, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fiscal 2007 should not be construed in any manner as a guarantee that such results will in fact occur.  In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this news release are also subject to the following risks and uncertainties: Constellation’s ability to integrate Vincor’s business successfully and realize expected synergies; the continued strength of Vincor’s relationships with its employees, suppliers and customers; the accuracy of the bases for forecasts relating to Vincor’s business; final management determinations and independent appraisals vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the Vincor acquisition; the company’s restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with the Vincor integration plan (announced in July 2006) and the company’s restructuring and related charges associated with the Fiscal 2007 Wine Plan (announced in August 2006) and its global wine restructuring plan announced in February 2006 vary materially from management’s current estimates of these charges, costs and adjustments due to variations in anticipated headcount reductions, contract terminations, and costs of the implementation of the Vincor integration plan; the company achieving all of the expected cost savings from its Fiscal 2007 Wine Plan, from its Vincor integration plan and from its global wine restructuring plan due to, with respect to any or all of these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation; the company realizes lower than expected proceeds from sale of assets identified for sale under the Fiscal 2007 Wine Plan and consequently incurs a greater than expected loss on the sale of such assets; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; governmental bodies may increase tax rates; proportionately, the company’s taxable income may be higher than expected in jurisdictions with higher tax rates; and changes in interest rates and foreign currency exchange rates.  In addition, on July 17, 2006, the company announced a proposed joint venture with Grupo Modelo for the purpose of importing and marketing Modelo’s Mexican beer portfolio into the United States and Guam.  Risks and uncertainties associated with this joint venture include, among others, the company’s ability to complete the formation of the joint venture and its ability to complete it on the timetable contemplated, higher than expected start-up costs for the joint venture, the joint venture’s ability to operate the business successfully, the joint venture’s ability to develop appropriate standards, controls, procedures and policies for the growth and management of the joint venture and the strength of the joint venture’s relationships with its employees, suppliers and customers.

          For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2006, which contain a discussion of additional factors that may affect Constellation’s business.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	August 31, 2006	February 28, 2006

Assets
Current Assets:
Cash and cash investments	$42.2	$10.9
Accounts receivable, net	1,022.4	771.9
Inventories	1,926.2	1,704.4
Prepaid expenses and other	281.8	213.7

Total current assets	3,272.6	2,700.9
Property, plant and equipment, net	1,698.1	1,425.3
Goodwill	3,085.3	2,193.6
Intangible assets, net	1,151.4	883.9
Other assets, net	241.3	196.9

Total assets	$9,448.7	$7,400.6

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes payable to banks	$313.3	$79.9
Current maturities of long-term debt	15.4	214.1
Accounts payable	420.3	312.8
Accrued excise taxes	80.8	76.7
Other accrued expenses and liabilities	738.0	614.6

Total current liabilities	1,567.8	1,298.1
Long-term debt, less current maturities	3,987.7	2,515.8
Deferred income taxes	453.6	371.2
Other liabilities	272.6	240.3

Total liabilities	6,281.7	4,425.4
Total stockholders’ equity	3,167.0	2,975.2

Total liabilities and stockholders’ equity	$9,448.7	$7,400.6

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended		Six Months Ended

	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005

Sales	$1,714.9	$1,468.7	$3,145.1	$2,835.0
Excise taxes	(297.4)	(276.7)	(571.7)	(546.5)

Net sales	1,417.5	1,192.0	2,573.4	2,288.5
Cost of product sold	(1,002.7)	(844.0)	(1,840.0)	(1,634.5)

Gross profit	414.8	348.0	733.4	654.0
Selling, general and administrative expenses	(204.4)	(163.7)	(377.0)	(321.6)
Restructuring and related charges	(21.7)	(2.2)	(24.0)	(4.1)
Acquisition-related integration costs	(7.4)	(7.9)	(8.1)	(14.3)

Operating income	181.3	174.2	324.3	314.0
Equity in earnings (loss) of equity method investees	0.2	(0.3)	0.3	(0.8)
Gain on change in fair value of derivative instrument	2.6	—	55.1	—
Interest expense, net	(72.5)	(46.9)	(121.2)	(94.2)

Income before income taxes	111.6	127.0	258.5	219.0
Provision for income taxes	(43.2)	(44.6)	(104.6)	(60.9)

Net income	68.4	82.4	153.9	158.1
Dividends on preferred stock	(2.4)	(2.4)	(4.9)	(4.9)

Income available to common stockholders	$66.0	$80.0	$149.0	$153.2

Earnings Per Common Share:
Basic - Class A Common Stock	$0.30	$0.37	$0.67	$0.70
Basic - Class B Common Stock	$0.27	$0.33	$0.61	$0.64
Diluted	$0.28	$0.34	$0.64	$0.66
Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	200.316	196.520	199.943	196.042
Basic - Class B Common Stock	23.845	23.905	23.849	23.930
Diluted	240.318	239.071	240.052	238.611

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended

	August 31, 2006	August 31, 2005

Cash Flows From Operating Activities
Net income	$153.9	$158.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	58.5	54.1
Deferred tax provision	31.1	33.3
Loss on disposal of business	17.4	—
Non-cash portion of loss on extinguishment of debt	11.8	—
Stock-based compensation expense	7.8	0.1
Amortization of intangible and other assets	3.7	4.0
Loss on disposal of assets	1.4	1.7
Gain on change in fair value of derivative instrument	(55.1)	—
Equity in (earnings) loss of equity method investees	(0.3)	0.8
Proceeds from early termination of derivative instruments	—	30.3
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(152.2)	(66.1)
Inventories	36.0	(74.5)
Prepaid expenses and other current assets	(43.1)	(5.5)
Accounts payable	55.3	44.6
Accrued excise taxes	1.0	(2.2)
Other accrued expenses and liabilities	(54.0)	(3.9)
Other, net	11.7	(0.7)

Total adjustments	(69.0)	16.0

Net cash provided by operating activities	84.9	174.1

Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(1,091.8)	—
Purchases of property, plant and equipment	(103.1)	(63.0)
Payment of accrued earn-out amount	(1.1)	(1.6)
Proceeds from maturity of derivative instrument	55.1	—
Proceeds from sales of businesses	28.4	17.8
Proceeds from sales of assets	1.2	112.0
Proceeds from sales of equity method investment	—	36.0
Investment in equity method investee	—	(2.3)
Other investing activities	(0.1)	(5.0)

Net cash (used in) provided by investing activities	(1,111.4)	93.9

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	3,695.0	—
Net proceeds from notes payable	212.1	55.1
Exercise of employee stock options	33.8	17.3
Excess tax benefits from stock-based payment awards	8.8	—
Proceeds from employee stock purchases	3.2	3.0
Principal payments of long-term debt	(2,771.5)	(336.7)
Purchases of treasury stock	(82.0)	—
Payment of issuance costs of long-term debt	(19.3)	—
Payment of preferred stock dividends	(4.9)	(4.9)

Net cash provided by (used in) financing activities	1,075.2	(266.2)

Effect of exchange rate changes on cash and cash investments	(17.4)	(0.8)

Net increase in cash and cash equivalents	31.3	1.0
Cash and cash investments, beginning of period	10.9	17.6

Cash and cash investments, end of period	$42.2	$18.6

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended

	August 31, 2006	August 31, 2005	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$716.5	$557.0	29%
Wholesale and other net sales	275.8	243.2	13%

Segment net sales	$992.3	$800.2	24%
Operating income	$163.8	$123.7	32%
% Net sales	16.5%	15.5%
Constellation Beers and Spirits
Imported beers net sales	$341.6	$314.2	9%
Spirits net sales	83.6	77.6	8%

Segment net sales	$425.2	$391.8	9%
Operating income	$91.6	$87.6	5%
% Net sales	21.5%	22.4%
Corporate Operations and Other
Consolidated net sales	$1,417.5	$1,192.0	19%
Operating income	$(18.0)	$(14.3)	26%
% Net sales	(1.3)%	(1.2)%

	Six Months Ended

	August 31, 2006	August 31, 2005	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$1,233.7	$1,052.4	17%
Wholesale and other net sales	523.1	498.4	5%

Segment net sales	$1,756.8	$1,550.8	13%
Operating income	$260.0	$219.7	18%
% Net sales	14.8%	14.2%
Constellation Beers and Spirits
Imported beers net sales	$649.7	$574.6	13%
Spirits net sales	166.9	163.1	2%

Segment net sales	$816.6	$737.7	11%
Operating income	$174.4	$163.6	7%
% Net sales	21.4%	22.2%
Corporate Operations and Other
Consolidated net sales	$2,573.4	$2,288.5	12%
Operating income	$(32.2)	$(28.6)	13%
% Net sales	(1.3)%	(1.2)%

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended				Constant Currency Percent Change(3)

	August 31, 2006	August 31, 2005	Percent Change	Currency Impact

Geographic Net Sales (1)(2)
North America	$938.1	$774.6	21%	—	21%
Branded wine	$503.9	$377.3	34%	—	34%
Imported beers	$341.6	$314.2	9%	—	9%
Spirits	$83.6	$77.6	8%	—	8%
Wholesale and other	$9.0	$5.5	64%	—	64%
Europe	$390.4	$341.1	14%	4%	10%
Branded wine	$129.7	$107.5	21%	4%	17%
Wholesale and other	$260.7	$233.6	12%	5%	7%
Australia/New Zealand	$89.0	$76.3	17%	(3)%	19%
Branded wine	$82.9	$72.2	15%	(3)%	17%
Wholesale and other	$6.1	$4.1	49%	(2)%	51%

	Six Months Ended				Constant Currency Percent Change(3)

	August 31, 2006	August 31, 2005	Percent Change	Currency Impact

Geographic Net Sales (1)(2)
North America	$1,683.3	$1,434.1	17%	—	17%
Branded wine	$851.6	$684.4	24%	—	24%
Imported beers	$649.7	$574.6	13%	—	13%
Spirits	$166.9	$163.1	2%	—	2%
Wholesale and other	$15.1	$12.0	26%	—	26%
Europe	$719.8	$692.3	4%	—	4%
Branded wine	$226.0	$215.7	5%	—	5%
Wholesale and other	$493.8	$476.6	4%	—	4%
Australia/New Zealand	$170.3	$162.1	5%	(4)%	9%
Branded wine	$156.1	$152.3	3%	(4)%	7%
Wholesale and other	$14.2	$9.8	45%	(5)%	50%

(1)	Refer to discussion under “Reconciliation of Reported, Organic and Constant Currency Net Sales” on following page for definition of constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the Company acquired Vincor on June 5, 2006, organic net sales are defined by the Company for second quarter fiscal 2007 and six months fiscal 2007 as reported net sales for the respective period less net sales of Vincor products during the period from June 5, 2006, through August 31, 2006.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended				Constant Currency Percent Change(1)

	August 31, 2006	August 31, 2005	Percent Change	Currency Impact

Consolidated Net Sales
Branded wine	$716.5	$557.0	29%	—	28%
Wholesale and other	275.8	243.2	13%	4%	9%
Imported beers	341.6	314.2	9%	—	9%
Spirits	83.6	77.6	8%	—	8%

Consolidated reported net sales	1,417.5	1,192.0	19%	1%	18%
Less: Vincor (2)	(128.9)	—

Consolidated organic net sales	$1,288.6	$1,192.0	8%	1%	7%

Branded Business Net Sales (3)
Branded wine	$716.5	$557.0	29%	—	28%
Imported beers	341.6	314.2	9%	—	9%
Spirits	83.6	77.6	8%	—	8%

Branded business reported net sales	1,141.7	948.8	20%	—	20%
Less: Vincor (2)	(121.2)	—

Branded business organic net sales	$1,020.5	$948.8	8%	—	7%

Branded Wine Net Sales
Branded wine reported net sales	$716.5	$557.0	29%	—	28%
Less: Vincor (2)	(121.2)	—

Branded wine organic net sales	$595.3	$557.0	7%	—	6%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$275.8	$243.2	13%	4%	9%
Less: Vincor (2)	(7.7)	—

Wholesale and other organic net sales	$268.1	$243.2	10%	4%	6%

	Six Months Ended				Constant Currency Percent Change(1)

	August 31, 2006	August 31, 2005	Percent Change	Currency Impact

Consolidated Net Sales
Branded wine	$1,233.7	$1,052.4	17%	(1)%	18%
Wholesale and other	523.1	498.4	5%	—	5%
Imported beers	649.7	574.6	13%	—	13%
Spirits	166.9	163.1	2%	—	2%

Consolidated reported net sales	2,573.4	2,288.5	12%	—	13%
Less: Vincor (2)	(128.9)	—

Consolidated organic net sales	$2,444.5	$2,288.5	7%	—	7%

Branded Business Net Sales (3)
Branded wine	$1,233.7	$1,052.4	17%	(1)%	18%
Imported beers	649.7	574.6	13%	—	13%
Spirits	166.9	163.1	2%	—	2%

Branded business reported net sales	2,050.3	1,790.1	15%	—	15%
Less: Vincor (2)	(121.2)	—

Branded business organic net sales	$1,929.1	$1,790.1	8%	—	8%

Branded Wine Net Sales
Branded wine reported net sales	$1,233.7	$1,052.4	17%	(1)%	18%
Less: Vincor (2)	(121.2)	—

Branded wine organic net sales	$1,112.5	$1,052.4	6%	(1)%	6%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$523.1	$498.4	5%	—	5%
Less: Vincor (2)	(7.7)	—

Wholesale and other organic net sales	$515.4	$498.4	3%	—	4%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period June 5, 2006, through August 31, 2006.

(3)	Branded business net sales includes the branded wine, imported beers and spirits product categories and excludes the wholesale and other product category.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”).  However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and six months ended August 31, 2006, and August 31, 2005.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  Please refer to the company’s Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended August 31, 2006						Three Months Ended August 31, 2005						Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)

		Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment(1)	Other(2)			Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment(1)	Other(2)

Net Sales	$1,417.5					$1,417.5	$1,192.0					$1,192.0	19%	19%
Cost of product sold	(1,002.7)	0.9	5.9	1.3		(994.6)	(844.0)	6.3	2.6			(835.1)	19%	19%

Gross Profit	414.8	0.9	5.9	1.3	—	422.9	348.0	6.3	2.6	—	—	356.9	19%	18%
Selling, general and administrative expenses	(204.4)			1.7	17.2	(185.5)	(163.7)				3.8	(159.9)	25%	16%
Restructuring and related charges	(21.7)			21.7		—	(2.2)			2.2		—	886%	N/A
Acquisition-related integration costs	(7.4)			7.4		—	(7.9)			7.9		—	(6)%	N/A

Operating Income	181.3	0.9	5.9	32.1	17.2	237.4	174.2	6.3	2.6	10.1	3.8	197.0	4%	21%
Equity in earnings (loss) of equity method investees	0.2		0.4			0.6	(0.3)		1.1			0.8	(167)%	(25)%

EBIT						238.0						197.8	N/A	20%
Gain on change in fair value of derivative instrument	2.6				(2.6)	—	—					—	N/A	N/A
Interest expense, net	(72.5)					(72.5)	(46.9)					(46.9)	55%	55%

Income Before Income Taxes	111.6	0.9	6.3	32.1	14.6	165.5	127.0	6.3	3.7	10.1	3.8	150.9	(12)%	10%
Provision for income taxes	(43.2)	(0.3)	(2.3)	(9.8)	(5.4)	(61.0)	(44.6)	(2.2)	(1.2)	(3.5)	(1.3)	(52.8)	(3)%	16%

Net Income	$68.4	$0.6	$4.0	$22.3	$9.2	$104.5	$82.4	$4.1	$2.5	$6.6	$2.5	$98.1	(17)%	7%

Diluted Earnings Per Common Share	$0.28	$—	$0.02	$0.09	$0.04	$0.43	$0.34	$0.02	$0.01	$0.03	$0.01	$0.41	(18)%	5%

Weighted Average Common Shares Outstanding - Diluted	240.318	240.318	240.318	240.318	240.318	240.318	239.071	239.071	239.071	239.071	239.071	239.071

Gross Margin	29.3%					29.8%	29.2%					29.9%
Operating Margin	12.8%					16.7%	14.6%					16.5%
EBIT Margin						16.8%						16.6%
Effective Tax Rate	38.7%					36.9%	35.1%					35.0%

(1)

For the three months ended August 31, 2006, strategic business realignment items include costs recognized by the company in connection with (i)  its plan to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the “Fiscal 2007 Wine Plan”) of $14.3 million, net of a tax benefit of $5.3 million, (ii) the restructuring and integration of the operations of Vincor International Inc. (the “Vincor Plan”) of $5.5 million, net of a tax benefit of $3.2 million, (iii)  its worldwide wine reorganization, including its program to consolidate certain west coast production processes in the U.S. (collectively, the “Fiscal 2006 Plan”) of $2.4 million, net of a tax benefit of $1.3 million, and (iv)  additional loss on the sale of the company’s branded bottled water business of $0.1 million.  For the three months ended August 31, 2005, strategic business realignment items include costs recognized by the company primarily in connection with the restructuring and integration of the operations of The Robert Mondavi Corporation (the “Robert Mondavi Plan”).

(2)

For the three months ended August 31, 2006, other includes (i)  the write-off of deferred financing fees of $7.4 million, net of a tax benefit of $4.4 million, in connection with the company’s repayment of its prior senior credit facility, (ii)  foreign currency losses of $3.4 million, net of a tax benefit of $2.0 million, on foreign denominated intercompany loan balances associated with the acquisition of Vincor International Inc. (“Vincor”), and (iii)  a gain of $1.6 million, net of tax expense of $1.0 million, on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness.  For the three months ended August 31, 2005, other consists of costs associated with professional service fees incurred for due diligence in connection with the company’s evaluation of a potential offer for Allied Domecq.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Six Months Ended August 31, 2006						Six Months Ended August 31, 2005						Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Items Affecting Comparability				Comparable Basis (Non-GAAP)

		Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment(1)	Other(2)			Mondavi Adverse Grape Cost	Inventory Step-up	Strategic Business Realignment(1)	Other(2)

Net Sales	$2,573.4					$2,573.4	$2,288.5					$2,288.5	12%	12%
Cost of product sold	(1,840.0)	2.4	6.5	2.4		(1,828.7)	(1,634.5)	13.9	4.6			(1,616.0)	13%	13%

Gross Profit	733.4	2.4	6.5	2.4	—	744.7	654.0	13.9	4.6	—	—	672.5	12%	11%
Selling, general and administrative expenses	(377.0)			17.3	17.2	(342.5)	(321.6)				3.8	(317.8)	17%	8%
Restructuring and related charges	(24.0)			24.0		—	(4.1)			4.1		—	485%	N/A
Acquisition-related integration costs	(8.1)			8.1		—	(14.3)			14.3		—	(43)%	N/A

Operating Income	324.3	2.4	6.5	51.8	17.2	402.2	314.0	13.9	4.6	18.4	3.8	354.7	3%	13%
Equity in earnings (loss) of equity method investees	0.3		0.9			1.2	(0.8)		1.9			1.1	(138)%	9%

EBIT						403.4						355.8	N/A	13%
Gain on change in fair value of derivative instrument	55.1				(55.1)	—	—					—	N/A	N/A
Interest expense, net	(121.2)					(121.2)	(94.2)					(94.2)	29%	29%

Income Before Income Taxes	258.5	2.4	7.4	51.8	(37.9)	282.2	219.0	13.9	6.5	18.4	3.8	261.6	18%	8%
Provision for income taxes	(104.6)	(0.8)	(2.6)	(8.6)	13.6	(103.0)	(60.9)	(5.2)	(2.0)	(6.7)	(17.5)	(92.3)	72%	12%

Net Income	$153.9	$1.6	$4.8	$43.2	$(24.3)	$179.2	$158.1	$8.7	$4.5	$11.7	$(13.7)	$169.3	(3)%	6%

Diluted Earnings Per Common Share	$0.64	$0.01	$0.02	$0.18	$(0.10)	$0.75	$0.66	$0.04	$0.02	$0.05	$(0.06)	$0.71	(3)%	6%

Weighted Average Common Shares Outstanding - Diluted	240.052	240.052	240.052	240.052	240.052	240.052	238.611	238.611	238.611	238.611	238.611	238.611

Gross Margin	28.5%					28.9%	28.6%					29.4%
Operating Margin	12.6%					15.6%	13.7%					15.5%
EBIT Margin						15.7%						15.5%
Effective Tax Rate	40.5%					36.5%	27.8%					35.3%

(1)

For the six months ended August 31, 2006, strategic business realignment items consist primarily of costs recognized by the company in connection with (i)  the Fiscal 2007 Wine Plan of $14.3 million, net of a tax benefit of $5.3 million, (ii) the Vincor Plan of $5.5 million, net of a tax benefit of $3.2 million, (iii)  the Fiscal 2006 Plan of $5.6 million, net of a tax benefit of $3.0 million, (iv)  the Robert Mondavi Plan of $0.4 million, net of a tax benefit of $0.3 million, and (v) the loss on the sale of the company’s branded bottled water business of $17.4 million, including $3.2 million additional tax expense.  For the three months ended August 31, 2005, strategic business realignment items include costs recognized by the company primarily in connection with the Robert Mondavi Plan.

(2)

For the six months ended August 31, 2006, other includes (i)  a gain of $35.1 million, net of tax expense of $20.0 million, on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, (ii)  the write-off of deferred financing fees of $7.4 million, net of a tax benefit of $4.4 million, in connection with the company’s repayment of its prior senior credit facility, and (iii)  foreign currency losses of $3.4 million, net of a tax benefit of $2.0 million, on foreign denominated intercompany loan balances associated with the acquisition of Vincor Internationl Inc. (“Vincor”).  For the six months ended August 31, 2005, other consists of (i)  costs associated with professional service fees incurred for due diligence in connection with the company’s evaluation of a potential offer for Allied Domecq of $2.5 million, net of a tax benefit of $1.3 million, and (ii)  a non-cash reduction in the company’s provision for income taxes of $16.2 million as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2007

Forecasted diluted earnings per share - reported basis (GAAP)(1)	$1.36	$1.40
Mondavi Adverse Grape Cost	0.01	0.01
Inventory step-up	0.06	0.06
Strategic business realignment(2)	0.39	0.39
Other(3)	(0.10)	(0.10)

Forecasted diluted earnings per share - comparable basis (Non-GAAP)(4)	$1.72	$1.76

Actual for the Year Ended February 28, 2006

Diluted earnings per share - reported basis (GAAP)(1)	$1.36
Mondavi Adverse Grape Cost	0.06
Inventory step-up	0.06
Strategic business realignment	0.17
Other	0.01
Income tax adjustments	(0.07)

Diluted earnings per share - comparable basis (Non-GAAP)(4)	1.59
Pro forma stock-based compensation expense, net of related tax effects(5)	(0.15)

Diluted earnings per share - comparable basis, including pro forma stock-based compensation expense (Non-GAAP)(4)	$1.44

(1)

Includes $0.04 diluted earnings per share impact of expensing stock-based compensation for the year ending February 28, 2007, in accordance with the adoption of SFAS 123(R) beginning March 1, 2006.  Includes $0.02 diluted earnings per share impact of expensing stock-based compensation for the year ended February 28, 2006, in accordance with APB No. 25 and its related interpretations, which was recorded within Restructuring and Related Charges in the company’s Consolidated Statements of Income.

(2)

Includes $0.13, $0.10 and $0.09 diluted earnings per share for the year ending February 28, 2007, associated with the company’s Fiscal 2007 Wine Plan, Fiscal 2006 Plan and Vincor Plan, respectively, and $0.07 diluted earnings per share associated with the loss on the sale of the company’s branded bottled water business for the year ending February 28, 2007.

(3)

Includes ($0.15), $0.03 and $0.01 diluted earnings per share for the year ending February 28, 2007, associated with the gain on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, the write-off of deferred financing fees in connection with the company’s repayment of its prior senior credit facility, and foreign currency losses on foreign denominated intercompany loan balances associated with the acquisition of Vincor, respectively.

(4)	May not sum due to rounding as each item is computed independently.

(5)

Amount included herein is net of the impact of actual stock-based compensation expense recorded in the company’s consolidated statement of income in accordance with APB No. 25 and its related interpretations (see (1) above).

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated after capital expenditures and excess tax benefits, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Actual for the Six Months Ended August 31, 2006	Actual for the Year Ended February 28, 2006	Range for the Year Ending February 28, 2007

Net cash provided by operating activities (GAAP)	$84.9	$436.0	$320.0	$340.0
Purchases of property, plant and equipment	(103.1)	(132.5)	(180.0)	(180.0)
Excess tax benefits from stock-based payment awards	8.8	—	15.0	15.0

Free cash flow (Non-GAAP)	$(9.4)	$303.5	$155.0	$175.0